                                                                   EXHIBIT 10.28




                                 March 5, 2003


Joe Vander Pluym


Dear Joe:

         The full year 2002 results ended with a pre-tax profit of $4,109,882. Unfortunately, this was well below the lowest level where bonus is paid in our 2002 bonus program. I have adjusted the bonus levels as follows for 2003 in accordance with our new plans.

         The bonus period will be the fiscal months of January 2003 through December 2003. You must be an employee of Bakers Footwear Group for the full year to earn your bonus. Your maximum bonus will be 50% of your cumulative salary for this time period. Your bonus will be earned based on the pre-tax profit (adding back depreciation and bonus) as follows:

    5%    of your cumulative salary if the company achieves a pre-tax profit of   $4,000,000
   10%    of your cumulative salary if the company achieves a pre-tax profit of   $4,250,000
   15%    of your cumulative salary if the company achieves a pre-tax profit of   $4,500,000
   20%    of your cumulative salary if the company achieves a pre-tax profit of   $5,000,000
   25%    of your cumulative salary if the company achieves a pre-tax profit of   $5,500,000
 33.3%    of your cumulative salary if the company achieves a pre-tax profit of   $7,500,000
 41.7%    of your cumulative salary if the company achieves a pre-tax profit of   $8,500,000
   50%    of your cumulative salary if the company achieves a pre-tax profit of   $9,500,000

         Needless to say, we are looking for a strong rebound in profits and bonus for everyone. Thank you for all your hard work and commitment.


                                                    Sincerely,



                                                    Peter Edison


ss